Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

Genasys Inc.,

GEnasys COMMUNICATIONS canada ULC,

amika mobile corporation

and

THE OWNERS named herein

August 9, 2020

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
ARTICLE II PURCHASE AND SALE		11
2.1	Purchase and Sale of Assets	11
2.2	Excluded Assets	12
2.3	Assumed Liabilities	12
2.4	Excluded Liabilities	13
2.5	Purchase Price	14
2.6	Purchase Price Adjustment	15
2.7	Allocation of Purchase Price	16
2.8	Withholding Tax	16
2.9	Third Party Consents	16
ARTICLE III CLOSING		17
3.1	Closing	17
3.2	Closing Deliverables	17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		18
4.1	Organization and Qualification of Seller	18
4.2	Authority of Seller	18
4.3	No Conflicts; Consents	19
4.4	Financial Statements	19
4.5	Undisclosed Liabilities	19
4.6	Absence of Certain Changes, Events and Conditions	19
4.7	Material Contracts	21
4.8	Title to Purchased Assets	22
4.9	Condition and Sufficiency of Assets	22
4.10	Real Property	23
4.11	Intellectual Property	23
4.12	Inventory	26
4.13	Customers and Suppliers	26
4.14	Product/Service Warranties	27
4.15	Insurance	27
4.16	Legal Proceedings; Governmental Orders	27
4.17	Compliance With Laws; Permits	27
4.18	Environmental Matters	28
4.19	Employee Benefit Matters	28
4.20	Employment Matters	29

i

4.21	Taxes	30
4.22	Affiliate Transactions	31
4.23	Anti-Corruption, Anti-Money Laundering, and Trade Compliance	31
4.24	Brokers	32
4.25	Electronic Data Room	32
4.26	Full Disclosure	32
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND GENASYS		32
5.1	Organization	32
5.2	Authority	32
5.3	No Conflicts; Consents	33
5.4	Brokers	33
5.5	Legal Proceedings	33
5.6	Tax Registration	33
5.7	Sufficiency and Availability of Funds	33
5.8	Issuance of Stock Purchase Price by Genasys	33
5.9	Securities Filings	33
5.10	Absence of Certain Changes or Events	34
ARTICLE VI COVENANTS		34
6.1	Conduct of Business Prior to the Closing	34
6.2	Access to Information	35
6.3	No Solicitation of Other Bids	35
6.4	Notice of Certain Events	35
6.5	Employees and Employee Benefits	36
6.6	Independent Contractors	37
6.7	Confidentiality	37
6.8	Restricted Activities	37
6.9	Governmental Approvals and Consents	39
6.10	Books and Records	40
6.11	Closing Conditions	41
6.12	Public Announcements	41
6.13	Bulk Sales Laws	41
6.14	Taxes	41
6.15	Further Assurances	42
6.16	Change of Corporate Name Use of Name	42
ARTICLE VII CONDITIONS TO CLOSING		42
7.1	Conditions to Obligations of All Parties	42

ii

7.2	Conditions to Obligations of Buyer	42
7.3	Conditions to Obligations of Seller	44
ARTICLE VIII INDEMNIFICATION		45
8.1	Survival	45
8.2	Indemnification By Seller Parties	45
8.3	Indemnification By Buyer and Genasys	46
8.4	Certain Limitations	46
8.5	Indemnification Procedures	48
8.6	Payments; Holdback Amount	49
8.7	Tax Treatment of Indemnification Payments	50
8.8	Effect of Investigation	50
8.9	Exclusive Remedies	50
ARTICLE IX TERMINATION		50
9.1	Termination	50
9.2	Effect of Termination	51
ARTICLE X MISCELLANEOUS		51
10.1	Interpretation	51
10.2	Expenses	52
10.3	Notices	52
10.4	Headings	52
10.5	Severability	52
10.6	Entire Agreement	52
10.7	Successors and Assigns	53
10.8	No Third-party Beneficiaries	53
10.9	Amendment and Modification; Waiver	53
10.10	Governing Law; Submission to Jurisdiction	53
10.11	Arbitration	53
10.12	Specific Performance	54
10.13	Counterparts	54

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 9, 2020, is entered into by and among Genasys Inc., a corporation organized under the laws of Delaware (“Genasys”), Genasys Communications Canada ULC, an unlimited liability corporation company organized under the laws of British Columbia (“Buyer”), and Amika Mobile Corporation, a corporation organized under the laws of Canada (“Seller”), 12232618 Canada Ltd. (“12232618”), and each of the other signatories set forth on the signature pages hereto under the heading Owners (each, an “Owner” and, collectively, the “Owners”), on the other hand.

RECITALS

WHEREAS, Seller is engaged in the business of creating and licensing software for the delivery of alerts and / or responses in emergency situations (the “Business”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets, properties and rights, and certain specified liabilities and obligations, related to the Business, upon the terms and subject to the conditions of this Agreement;

WHEREAS, Owners indirectly own of record and beneficially 81.94% of the ownership interests in Seller as of the date hereof and desire to cause Seller to sell such assets to Buyer upon the terms and subject to the conditions of this Agreement; and

WHEREAS, on or prior to the Closing Date, the Owners and / or 12232618 will take certain steps to purchase the remaining 18.06% ownership interests in Seller from the remaining minority shareholders of Seller, as further detailed on Exhibit A hereto (the “Pre-Closing Reorganization”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 6.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.7.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Lease, Employment Agreements, Intellectual Property Assignments, and the other agreements, instruments and documents required to be delivered at the Closing.

“Annual Financial Statements” has the meaning set forth in Section 4.4.

“Anti-Corruption Laws” mean the FCPA, the U.S. Travel Act, the U.S. domestic bribery statute contained in 18 U.S. Code § 201, the UK Bribery Act 2010 (to the extent applicable), the CFPOA (to the extent applicable) and all other applicable local, municipal, state, federal, or national Laws in the United States or any other country regarding corruption, bribery, kickbacks, revolving doors, ethical business conduct, fraud, racketeering, political contributions, gifts, hospitalities, expense reimbursements, representative relationships, commissions, lobbying, books and records, and financial controls to the extent that such Laws or regulations are not inconsistent with or impose a standard lower than the FCPA or any other applicable U.S. Law.

“Assigned Contracts” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.4.

“Balance Sheet Date” has the meaning set forth in Section 4.4.

“Basket” has the meaning set forth in Section 8.4(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Books and Records” has the meaning set forth in Section 2.1(k).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Ottawa, Ontario or San Diego, California are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.3(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Canadian Trade Laws” mean the Export and Import Permits Act, Special Economic Measures Act, Special Import Measures Act, the United Nations Act, the Freezing Assets of Corrupt Foreign Officials Act, Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), Defence Production Act, Foreign Extraterritorial Measures Act, Customs Act and, in each case, any regulations or orders issued thereunder (all as amended from time to time).

“Cap” has the meaning set forth in Section 8.4(a).

“Cause” has the meaning set forth in the applicable Owner’s Employment Agreement.

“CFPOA” means the Corruption of Foreign Public Officials Act, S.C. 1998, c.34, as amended from time to time.

“Change in Control” means (a) any transaction in which any “person” or “group” within the meaning of Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934 (as amended), directly or indirectly becomes the “beneficial owner” as defined in Rule 13d-3 under the United States Securities Exchange Act of 1934 (as amended), of more than 50% of the outstanding voting securities of Genasys and / or Buyer, (b) any reorganization or merger of Genasys and / or Buyer in which the holders (in total) of the voting securities of Genasys and / or Buyer immediately prior to such event retain less than 50% of the total voting power in Genasys and / or Buyer or resulting entity immediately after the event, or (iii) a sale, lease, or other disposition of more than 50% of the assets of Genasys and / or Buyer. Notwithstanding for forgoing, the parties agree that an internal reorganization among Genasys’ subsidiaries in which Buyer continues to be wholly-owned, directly or indirectly, by Genasys shall not constitute a Change in Control unless there is a contemporaneous change in the majority of the Board of Directors and executive officers of Genasys.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Amount” means an amount equal to $6,955,000 plus the Estimated Prepaids, less the Holdback Amount and less the Estimated Deferred Revenue.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Deferred Revenue” has the meaning set forth in Section 2.6(b).

“Closing Prepaids” has the meaning set forth in Section 2.6(b).

“Closing Statement” has the meaning set forth in Section 2.6(b).

“Common Stock” means shares of Genasys’ Common Stock, par value $0.00001 per share.

“Commercial-Off-the-Shelf Software” means any Software (including software-as-a-service) that is generally and widely available to any purchaser or licensee upon acceptance of the publisher’s, manufacturer’s, distributor’s, service provider’s or reseller’s standard Contract, license, terms of use or similar contractual provisions for the applicable Software (including software-as-a-service) and is licensed to the Business on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $10,000 per license, or an ongoing licensee fee of less than $2,500 per year.

“Company Product” has the meaning set forth in Section 4.11(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contributor IP Assignments” has the meaning set forth in Section 4.11(c).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Corporate Records” has the meaning set forth in Section 2.2(e).

“Covered Entity” has the meaning set forth in Section 6.8.

“Data Breach” means any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, access to, use or processing of Personal Information.

“Deferred Revenue” means all payments in whatever form received by Seller prior to the Closing for products or services that are to be delivered or performed at any time following the Closing.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disability” has the meaning set forth in the applicable Owner’s Employment Agreement.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.6(c).

“Dollars” or “$” means the lawful currency of Canada.

“Electronic Data Room” has the meaning set forth in Section 4.25.

“Employment Agreement” has the meaning set forth in Section 3.2(a)(v).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Estimated Deferred Revenue” has the meaning set forth in Section 2.6(a).

“Estimated Prepaids” has the meaning set forth in Section 2.6(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(c).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) as amended.

“Financial Statements” has the meaning set forth in Section 4.4.

“GAAP” means generally accepted accounting principles in Canada in effect from time to time.

“Genasys” has the meaning set forth in the preamble.

“Genasys Filings” has the meaning set forth in Section 5.9.

“Good Reason” has the meaning set forth in the applicable Owner’s Employment Agreement.

“Government Contracts” has the meaning set forth in Section 4.7(a)(ix).

“Government Official” means any official, employee, or agent of any Governmental Authority, military, public international organization (such as the United Nations or the World Bank), federal government, state or provincially owned or affiliated entity or organization (including, but not limited to, public universities, state hospitals, state research laboratories, or sovereign wealth funds), political party, or any instrumentality of the foregoing.

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Holdback Amount” means $1,000,000, subject to reduction as provided herein and payment to Seller as provided in Sections 8.6(b) and 8.6(c) plus interest accrued thereon.

“HST/GST” means all goods and services tax imposed under Part IX of the Excise Tax Act (Canada).

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time and the regulations thereunder;

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and copyrightable works of authorship, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) Internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, and all associated web addresses and URLs; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein, in each case in this subsection (g) that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Trade Secrets”); (h) Software; (i) rights of publicity; and (j) all other intellectual property rights or industrial property rights and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business and to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business, together with all (a) royalties, fees, income, payments, and other proceeds due or payable to Seller after the Closing Date with respect to such Intellectual Property; and (b) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the Closing Date, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(a)(iii).

“Intellectual Property Cap” has the meaning set forth in Section 8.4(c).

“Intellectual Property Losses” has the meaning set forth in Section 8.4(c).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and registered Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.4.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.4.

“Interim Financial Statements” has the meaning set forth in Section 4.4.

“Inventory” has the meaning set forth in Section 2.1(d).

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder.

“Investment Canada Act Clearance” means the responsible minister under the Investment Canada Act either: (a) has not issued a notice to Buyer under Section 25.2(1) or 25.3(2) of the Investment Canada Act; or (b) if the responsible minister issues a notice to Buyer under Section 25.2(1) or 25.3(2) of the Investment Canada Act, Buyer has received confirmation in writing from the responsible minister that no order will be made under Section 25.3(a) of that act or that no further action will be taken or that the transactions contemplated by this Agreement are authorized subject to conditions satisfactory to Buyer in its reasonable discretion under Section 25.4(1)(b) of the Investment Canada Act.

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller, after due and reasonable inquiry of the books and records of Seller and other employees of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leasehold Estates” means all of Seller’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” means all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; excluding any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) national or international political or social conditions, including, without limitation, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules; (vi) acts of God or general outbreaks of illness (including, but not limited to COVID-19 or other pandemics); or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Neutral Accountant” has the meaning set forth in Section 2.6(c).

“Non-Practicing Entity Claim” has the meaning set forth in Section 8.3(e).

“Offer Letters” has the meaning set forth in Section 3.2(a)(vi).

“Open Source Software” means any software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), (c) is distributed under any similar licensing or distribution model, or (d) requires source code disclosure, is freely re-licensable, and allows creation of derivative works.

“Outbound License” means any Contract pursuant to which any Person has rights to access or exploit any Company Product(s) or pursuant to which Seller authorizes or otherwise permits any other Person to access or exploit any Company Product(s).

“Outside Date” means the close of business on October 9, 2020.

“Owner/Owners” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, in each case from Governmental Authorities.

“Permitted Encumbrances” means (a) those items set forth in Section 4.8 of the Disclosure Schedules; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets; and (e) the Outbound Licenses.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information about an identified or identifiable individual.

“Platform Agreements” has the meaning set forth in Section 4.11(i).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Reorganization” has the meaning set forth in the preamble.

“Pre-Closing Statement” has the meaning set forth in Section 2.6(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prepaids” has the meaning set forth in Section 2.1(h).

“Pro Rata Portion” means the following percentages for each Owner: (i) with respect to Suhayya Abu-Hakima, 63.63% and (ii) with respect to Ken Grigg, 20.58%.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Benefits” has the meaning set forth in Section 4.23.

“Restricted Period” has the meaning set forth in Section 6.8(a).

“Restrictive Covenants” has the meaning set forth in Section 6.8.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.2(j).

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Parties” means Seller and each of the Owners, collectively.

“Seller Party” means Seller and each of the Owners, individually.

“Single Employer Plan” has the meaning set forth in Section 4.19(c).

“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, specifications, and documentation thereof.

“Stock Purchase Price” has the meaning set forth in Section 2.5.

“Tangible Personal Property” has the meaning set forth in Section 2.1(c).

“Tax Return” means any return, declaration, report, election, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, provincial, state, local, foreign and other income, gross receipts, sales, use, value added, goods and services or harmonized sales, provincial sales, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment insurance premiums, Canada pension plan contributions, workers compensation premiums, employer health taxes, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), land transfer, real property gains, windfall profits, customs, duties, minimum or alternative, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” has the meaning set forth in Section 6.8(a).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transferred Employees” has the meaning set forth in Section 6.6.

“U.S. Trade Laws” mean the United States Export Administration Act of 1979, the United States Export Administration Regulations, the United States International Emergency Economic Powers Act, the United States Trading with the Enemy Act, the United States Arms Export Control Act, the United States Foreign Asset Control Regulations, the United States International Traffic in Arms Regulations, the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, U.S. customs Laws and, in each case, any regulations or orders issued thereunder (all as amended from time to time).

“Union” has the meaning set forth in Section 4.20(b).

ARTICLE II

PURCHASE AND SALE

2.1     Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on and with effect as of the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired as a result of work performed by Seller prior to the Closing (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation (other than the Excluded Assets), the following:

(a)     all Contracts, including Intellectual Property Agreements, set forth on Exhibit B (the “Assigned Contracts”);

(b)     all Intellectual Property Assets;

(c)     all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(d)     all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(e)     all Leased Real Property; Leasehold Estates; Leasehold Improvements and Leases;

(f)     all Permits that are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17 of the Disclosure Schedules;

(g)     all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)     all prepaid expenses, credits, advance payments, prepayments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes for periods ending prior to the Closing) to the fullest extent assignable (the “Prepaids”);

(i)     all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)     all insurance policies (to the extent assignable), insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k)     all claims, causes of action, causes in action, rights of recovery and rights of set-off of any kind, against any Person, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with service performed or products delivered by Seller on or prior to the Closing Date;

(l)     originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”) excluding, for certainty, the Corporate Records;

(m)     equity interests in other entities; and

(n)     all goodwill and the going concern value of the Business.

2.2       Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)     cash and cash equivalents;

(b)     all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing including, but not limited to all claims of Seller for any prepaid Taxes, any and all Tax returns or refunds or credits accruing prior to the Closing relating to the Business, and any accounts receivable on account of the Purchased Assets;

(c)     Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(d)     all prepaid expenses, credits, advance payments, prepayments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees which are not assignable;

(e)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller (the “Corporate Records”);

(f)     all Benefit Plans and assets attributable thereto;

(g)     the assets, properties and rights specifically set forth on Exhibit C; and

(h)     the rights that accrue or will accrue to Seller under this Agreement.

2.3       Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)     the accrued vacation expressly set forth in the Offer Letters;

(b)     up to $100,000 of trade accounts payable of Seller to third parties in connection with the Business that were incurred in the ordinary course of business, that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(c)     all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(d)     all Liabilities in respect of the Transferred Employees as a successor employer under applicable Law, including without limitation, any severance and / or termination entitlements in accordance with and limited to the provisions of the Employment Standards Act, 2000 (Ontario) (as amended from time to time);

(e)     all Liabilities for Intellectual Property Losses, including any Non-Practicing Entity Claim, over and above the Intellectual Property Cap; and

(f)     all Liabilities in respect of a Non-Practicing Entity Claim.

2.4       Excluded Liabilities. Notwithstanding any other provision in this Agreement to the contrary (other than Section 2.3), Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities that they are obligated to pay and satisfy. Without limiting the generality of the foregoing, but subject to Section 2.3, the Excluded Liabilities shall include, but not be limited to, the following:

(a)     any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)     subject to Section 6.14, any Liability for (i) Taxes (A) of Seller (or any stockholder or Affiliate of Seller) or (B) relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.14; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common Law doctrine of de facto merger or transferee or successor Liability or otherwise by operation of contract or Law);

(c)     any Liabilities relating to or arising out of the Excluded Assets;

(d)     any Liabilities of Seller relating to a period prior to the Closing Date other than (A) a Non-Practicing Entity Claim; and / or (B) Liabilities for Intellectual Property Losses over and above the Intellectual Property Cap;

(e)     any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date other than (A) a Non-Practicing Entity Claim; and / or (B) Liabilities for Intellectual Property Losses over and above the Intellectual Property Cap;

(f)     any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(g)     any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(h)     any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(i)     any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, overtime, workers’ compensation, notice of termination or pay in lieu of notice, severance, retention, termination or other payments other than as expressly assumed by Buyer under Section 2.3(d) herein;

(j)     any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(k)     any trade accounts payable of Seller (i) in excess of $100,000 in the aggregate, (ii) to the extent not accounted for on the Interim Balance Sheet; (iii) which constitute intercompany payables owing to Affiliates of Seller; (iv) which constitute debt, loans or credit facilities to financial institutions; or (v) which did not arise in the ordinary course of business;

(l)     any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m)     any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.3 as Seller Indemnitees;

(n)     any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) that are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) that do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing; in each case, other than Liabilities arising from: (A) a Non-Practicing Entity Claim; and / or (B) Liabilities for Intellectual Property Losses over and above the Intellectual Property Cap;

(o)     any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

(p)     the Liabilities specifically set forth on Exhibit D; and

(q)     any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

2.5      Purchase Price. The aggregate purchase price for the Purchased Assets shall be equal to $10,355,000, subject to adjustment pursuant to Section 2.6 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid to Seller by Buyer delivering to Seller the Closing Cash Amount in cash at the Closing as provided in Section 3.2 and by Buyer delivering 191,267 shares of Common Stock on each of the first, second and third anniversary of the Closing Date (the “Stock Purchase Price”). Notwithstanding the foregoing, the parties agree that (a) if any Owner’s employment is terminated by Buyer without Cause or for death or Disability or by such Owner for Good Reason, Buyer shall deliver to Seller such Owner’s Pro Rata Portion of the remaining Stock Purchase Price on the date of such termination, and (b) Buyer shall deliver all remaining unissued Stock Purchase Price to Seller on the effective date of any Change in Control. The Holdback Amount will be invested in an interest bearing account and all interest shall be paid proportionally to the party receiving the principal amount of the Holdback Amount.

2.6       Purchase Price Adjustment. The Purchase Price is premised upon the Business having no Prepaids or Deferred Revenue at the Closing Date and will be adjusted as follows: (i) upward to the extent of any Prepaids as of the Closing Date, and (ii) downward to the extent of any Deferred Revenue as of the Closing Date, in each case as outlined below.

(a)     Not later than three Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Pre-Closing Statement”) of Seller’s good faith estimate of the Prepaids as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Prepaids”) and Deferred Revenue as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Deferred Revenue”), together with a consolidated balance sheet of the Business estimated in good faith as of the close of business on the Business Day immediately preceding the Closing Date and all relevant backup materials, in detail reasonably acceptable to Buyer. The Pre-Closing Statement and such consolidated balance sheet shall be prepared consistent in nature, scope and magnitude with Seller’s past practices. From the delivery of the Pre-Closing Statement until the Closing Date, Buyer shall be provided complete and accurate copies of, and have reasonable access upon reasonable notice at reasonable times during business hours to the work papers and supporting records of Seller and its accountants to verify the accuracy of the Pre-Closing Statement. Prior to the Closing Date, the parties will mutually agree on the Estimated Deferred Revenue and Estimated Prepaids at the Closing.

(b)     Not later than 120 days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) of the Business’ Deferred Revenue as of the Closing Date (the “Closing Deferred Revenue”) and the Business’ Prepaids as of the Closing Date (the “Closing Prepaids”), together with a consolidated balance sheet of the Business as of the Closing and all relevant backup materials, in detail reasonably acceptable to Seller. From the delivery of the Closing Statement until such time as the Closing Deferred Revenue and the Closing Prepaids have been finally determined pursuant to this Section 2.6, Seller shall, upon reasonable notice and during normal business hours, be permitted to discuss with Buyer the Closing Statement and shall be provided complete and accurate copies of, and have reasonable access (including electronic access, to the extent reasonably available) upon reasonable notice at reasonable times during normal business hours to the work papers and supporting records of Buyer so as to allow Seller to verify the accuracy of the Closing Statement.

(c)     If Seller disputes the Closing Statement, Seller shall notify Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 days after Seller’s receipt of the Closing Statement. Such Dispute Notice must specify those items or amounts as to which Seller disagrees. If Seller does not timely deliver a Dispute Notice, the Closing Statement shall be deemed to be final, conclusive and binding on the parties. Seller shall be deemed to have agreed with all items not raised in a Dispute Notice. If a Dispute Notice is timely delivered, Buyer and Seller shall first negotiate in good faith to reach agreement on the disputed items or amounts. If Buyer and Seller are unable to resolve the dispute within 60 days after delivery of the Dispute Notice, then any remaining items that are still in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by Buyer and Seller or, if Buyer and Seller fail or refuse to select a firm within 10 days after written request therefor by Buyer or Seller, such an independent nationally recognized accounting firm shall be selected in accordance with the National Arbitration Rules of the ADR Institute of Canada, Inc., as applicable in the Province of Ontario (the “Neutral Accountant”). All determinations pursuant to this Section 2.6(c) shall consider only those items set forth in the Dispute Notice, shall be in writing and shall be delivered to Buyer and Seller as promptly as practicable. The final written determination and award of the Neutral Accountant shall not be outside the range of disputed amounts for each item in dispute, as each such range existed immediately prior to the submission of each such disputed item to the Neutral Accountant. The determination of the Neutral Accountant shall be binding and conclusive on Buyer and Seller. A judgment on the determination made by the Neutral Accountant pursuant to this Section 2.6(c) may be entered in and enforced by any court of competent jurisdiction. The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to this Section 2.6(c) shall be borne by Seller and Buyer in such amount(s) as shall be determined by the Neutral Accountant based on the proportion that the aggregate amount of disputed items submitted to the Neutral Accountant that is unsuccessfully disputed by Buyer and Seller, as determined by the Neutral Accountant, bears to the total amount of such disputed items so referred to the Neutral Accountant for resolution.

(d)     If the amount of the Closing Deferred Revenue exceeds the Estimated Deferred Revenue finally determined under this Section 2.6, then Buyer shall be entitled to recover such excess from the Holdback Amount. If the amount of the Estimated Deferred Revenue exceeds the Closing Deferred Revenue finally determined under this Section 2.6, then Buyer shall pay to Seller such excess by wire transfer of immediately available funds within ten days following the resolution thereof. If the amount of the Estimated Prepaids exceeds the Closing Prepaids finally determined under this Section 2.6, then Buyer shall be entitled to recover such excess from the Holdback Amount. If the amount of the Closing Prepaids exceeds the Estimated Prepaids finally determined under this Section 2.6, then Buyer shall pay to Seller such excess by wire transfer of immediately available funds within ten days following the resolution thereof. The payment obligations in this Section 2.6(d) will be netted against each other before any payments are made from the Holdback Amount or by Buyer to Seller.

2.7       Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”) which shall be agreed upon by Seller and Buyer on or prior to the Closing Date. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.6 herein shall be allocated in a manner consistent with the Allocation Schedule.

2.8      Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder. Buyer shall provide Seller with at least five (5) Business Days’ prior written notice of any withholding proposed to be made by Buyer in accordance with the terms and conditions of this Section 2.8.

2.9       Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.9 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

CLOSING

3.1      Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at such time, date and place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

3.2       Closing Deliverables.

(a)     At the Closing, Seller shall deliver to Buyer the following:

(i)     a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property;

(ii)     an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)     assignments in form and substance agreed by Buyer and Seller and set forth in Exhibit E (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer, which, for further clarity, shall include valid assignments of all Patents to Seller prior to Closing; such Patents to then be assigned to Buyer on Closing;

(iv)     with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(v)     employment agreements executed by each of the two key employees identified on Exhibit F hereto, in the form of Exhibits F-1 and F-2, respectively, hereto (the “Employment Agreements”);

(vi)     offer letters executed by each of the employees identified on Exhibit G hereto, in the form of Genasys’ standard employee offer letter (the “Offer Letters”);

(vii)     the Seller Closing Certificate;

(viii)     the certificates of the Secretary of Seller required by Section 7.2(k) and Section 7.2(l); and

(ix)     such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)     At the Closing, Buyer shall deliver to Seller the following:

(i)     the Closing Cash Amount by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii)     the Assignment and Assumption Agreement duly executed by Buyer;

(iii)     with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(iv)     the Employment Agreements;

(v)     the Offer Letters;

(vi)     the Buyer Closing Certificate; and

(vii)     the certificates of the Secretary of Buyer required by Section 7.3(f) and Section 7.3(g).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof. The Disclosure Schedules shall be arranged in numbered and lettered sections contained in this ARTICLE IV. For the purposes of this Agreement, a document or information shall be deemed to have been provided to Buyer if such document or information was delivered to Buyer by Seller in physical or electronic form or if such information was made available to Buyer by Seller in the Electronic Data Room at least three Business Days prior to the date of this Agreement.

4.1      Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing in each jurisdiction where it is formed, licensed or qualified to do business as set forth in Section 4.1 of the Disclosure Schedules, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

4.2       Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

4.3       No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party and forms part of the Purchased Assets, or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

4.4      Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2019, 2018 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at June 30, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are set forth in Section 4.4 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

4.5      Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Seller has no Liabilities in respect of indebtedness for borrowed money or guarantee of any Liability of any other Person.

4.6       Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)     material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)     entry into any Contract that would constitute a Material Contract;

(e)     incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)     transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g)     cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h)     transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(i)     abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(j)     material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)     acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l)     material capital expenditures which would constitute an Assumed Liability;

(m)     imposition of any Encumbrance upon any of the Purchased Assets other than Permitted Encumbrances;

(n)     (i) grant of any bonuses whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(o)     hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(p)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(r)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of any bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)     purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(t)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.7      Material Contracts.

(a)     Section 4.7 of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Leases and Intellectual Property Agreements, being “Material Contracts”):

(i)     all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii)     all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)     all Outbound Licenses;

(iv)     all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(viii)     except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(ix)     all Contracts with any Governmental Authority (“Government Contracts”);

(x)     all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)     all joint venture, partnership or similar Contracts;

(xii)     all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii)     all powers of attorney with respect to the Business or any Purchased Asset;

(xiv)     all collective bargaining agreements or Contracts with any Union; and

(xv)     all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.

(b)     Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract by Seller or, to Seller’s Knowledge, any other party thereto, or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

4.8       Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the Permitted Encumbrances. For greater certainty, the provisions of this Section 4.8 do not apply to Intellectual Property-related matters and the only representations and warranties in respect to Intellectual Property-related matters are those contained in Section 4.11.

4.9       Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business. For greater certainty, the provisions of this Section 4.9 do not apply to Intellectual Property-related matters and the only representations and warranties in respect to Intellectual Property-related matters are those contained Section 4.11.

4.10     Real Property.

(a)     Seller owns no real property. Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)     such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)     Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)     Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to Seller’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)     Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)     Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(b)     Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)     The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

4.11    Intellectual Property.

(a)     Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all material unregistered Trademarks included in the Intellectual Property Assets; and (iii) all products that have been developed and that have been commercialized by Seller (the “Company Products”) and list of the Software projects maintained by Seller in respect to such Company Products and a high-level description of the functions provided by such Software projects.

(b)     Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person (other than Contracts for Commercial-Off-the-Shelf Software); and (iii) which otherwise relate to Seller’s ownership or use of any Intellectual Property in the conduct of the Business (other than Contracts for Commercial-Off-the-Shelf Software), in each case identifying the Intellectual Property covered by such Intellectual Property Agreement, and specifying the date, title, parties thereto, and which of (i), (ii) and/or (iii) are applicable to each such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Intellectual Property Agreements required to be disclosed pursuant to this Section 4.11(b), including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and to Seller’s Knowledge is in full force and effect. Except as set forth in Section 4.11(b) of the Disclosure Schedules, neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, and has not provided or received any notice of breach of or default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)     Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets free and clear of Encumbrances other than Permitted Encumbrances, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as conducted as of the Closing Date. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted as of the Closing Date. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, in respect to such Intellectual Property, to the extent permitted by applicable Law (collectively, the “Contributor IP Assignments”). All Contributor IP Assignments were entered into with each current and former employee and independent contractor prior to such employee or independent contractor beginning the engagement with Seller. Seller has provided Buyer with true and complete copies of all such Contributor IP Assignments. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)     Except as set forth in Section 4.11(d) of the Disclosure Schedules, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property (other than Commercial-Off-the-Shelf Software) in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on the same terms as they were owned or available for use by Seller immediately prior to the Closing.

(e)     Except as set forth in Section 4.11(e) of the Disclosure Schedules, (i) all of the Intellectual Property Assets are valid and enforceable, (ii) to Seller’s Knowledge all Licensed Intellectual Property is valid and enforceable, and (iii) all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute written non-disclosure agreements. Except as set forth in Section 4.11(e) of the Disclosure Schedules, all required filings and fees that are related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. True and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations are available to Buyer electronically from the applicable Governmental Authority for such Intellectual Property Registrations.

(f)     The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g)     Section 4.11(g) of the Disclosure Schedules lists all Open Source Software contained in or used in the current version of each of the Company Products (including each Company Product currently in use by customers of the Business) and describes (i) the applicable software name, (ii) the license under which such software was obtained (iii) whether (and if so, how) such software was modified by or for Seller, (iv) whether such software was distributed by or for Seller, and (v) how such software is integrated with or interacts with the Company Products. Seller is in compliance with all obligations relating to Open Source Software, including attribution and notice obligations. Seller has not used any Open Source Software in a manner that would (i) require any Intellectual Property Assets to be disclosed, delivered, distributed, licensed or otherwise made available in source code form, (ii) limit Seller’s freedom to seek full compensation in connection with the marketing, licensing or distribution of any Company Products, (iii) allows a third party to decompile, disassemble or otherwise reverse engineer any Intellectual Property Assets, or (iv) grant any patent license, non-assertion covenant, or other rights under any Intellectual Property Assets.

(h)     There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled or pending, or to Seller’s Knowledge after additional inquiry of its legal counsel, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or, to Seller’s Knowledge, any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or to Seller’s Knowledge prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use by Buyer of any Intellectual Property Assets or Licensed Intellectual Property.

(i)     Section 4.11(i) of Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has materially complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no Actions settled or pending, or to Seller’s Knowledge after additional inquiry of its legal counsel, threatened against Seller alleging (A) any breach or other violation of any Platform Agreement by Seller; or (B) defamation by Seller, any violation of publicity rights of any Person by Seller, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(j)     All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past three years, there has been no (i) malfunction, failure, continued substandard performance, or other impairment of the Business IT Systems that has not be remedied in the ordinary course, or (ii) denial-of-service, cyberattack, or other cyber incident in respect to the Business IT Systems. Seller has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and Software and hardware support arrangements. To the extent any of the representations and warranties in this Section 4.11(j) apply to any Licensed Intellectual Property or to any other third-party technology that is leased, licensed or otherwise used by Seller, such representations and warranties are only provided to Seller’s Knowledge for such Licensed Intellectual Property or such other third-party technology.

(k)     Seller has complied with all applicable Laws and all policies, notices, and statements made by Seller or by which Seller is otherwise bound concerning the collection, use, processing, storage, transfer, retention and security of Personal Information in the conduct of the Business. In the past three years, Seller has not (i) experienced any actual, alleged, or suspected Data Breach or other security incident involving Personal Information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Seller’s collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

4.12      Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances other than Permitted Encumbrances, or is validly held pursuant to a distribution, sublicensing or reselling agreement and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller. Seller has no work in progress.

4.13    Customers and Suppliers.

(a)     Section 4.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)     Section 4.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, or has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

4.14     Product/Service Warranties(a)     . Other than as set forth in Section 4.14 of the Disclosure Schedules and other than as provided in Seller’s standard form agreements for the Company Products, copies of which are included in Section 4.14 of the Disclosure Schedules, no Company Product delivered by Seller is subject to any guarantee, warranty or other indemnity. During the past five years, Seller has not suffered any Liability or had to reimburse any of its customers, and there have been no claims made against any Seller, in respect of the Company Products.

4.15     Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, Liability, product Liability, umbrella Liability, real and personal property, workers’ compensation, vehicular, fiduciary Liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2017. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

4.16     Legal Proceedings; Governmental Orders. Neither Seller nor its personnel (in relation to their role as such) is or has in the past three (3) years been (a) subject to any outstanding settlement, injunction, judgment, order, decree, ruling, or charge, or (b) a party, or, to Seller’s Knowledge after additional inquiry of its legal counsel, threatened to be made a party, to any Action. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Seller does not presently intend to initiate any Action

4.17     Compliance With Laws; Permits. Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17 of the Disclosure Schedules lists all current Permits issued to Seller that are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17 of the Disclosure Schedules.

4.18     Environmental Matters. Seller is and has been in compliance with all applicable Environmental Laws, and Seller holds and is in compliance with all permits, licenses and other authorizations required pursuant to applicable Environmental Laws for its operations as currently conducted. Seller has not received any currently unresolved requests for information or written notice of any alleged violation of, or Liability (including any potential investigatory, corrective or remedial obligations) under, any Environmental Laws, and there are no pending, or to Seller’s Knowledge after additional inquiry of its legal counsel, threatened Actions asserting or resolving alleged violations of or Liability under applicable Environmental Laws with respect to Seller. There has been no release of any Hazardous Materials (i) from, upon, or into any real property currently owned or operated by Seller, or (ii) to Seller’s Knowledge, any site formerly owned, leased or operated by Seller or any of its predecessors for which Seller could reasonably be expected to have Liability under any Environmental Law.

4.19    Employee Benefit Matters.

(a)     Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). Section 4.19(a) of the Disclosure Schedules contains a true and complete list of all accrued vacation set forth in the current employment offers for any employees with respect to any period of service with Seller at any time on or prior to the Closing Date.

(b)     With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; and (v) copies of material notices, letters or other correspondence from any Governmental Authority relating to the Benefit Plan.

(c)     Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws in all material respects.

(d)     No pension plan which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(e)     Seller has not (i) incurred nor reasonably expects to incur, either directly or indirectly, any material Liability under applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to Liability; or (v) incurred taxes with respect to any Single Employer Plan.

(f)     Other than as required under applicable Law, no Benefit Plan or other arrangement or agreement provides post-termination or retiree health benefits to any individual for any reason.

(g)     There is no pending or, to Seller’s Knowledge after additional inquiry of its legal counsel, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)     There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in parachute or change of control payments to any current or former director, officer, employee, independent contractor or consultant of the Business.

4.20    Employment Matters.

(a)     Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been or will have been paid in full prior to the Closing Date.

(b)     Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and, to Seller’s Knowledge, there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)     Seller is and has been in compliance in all respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to employment standards, labor relations, equal employment opportunities, fair employment practices, employment discrimination, workplace harassment and workplace violence, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours of work, vacation, record keeping, human rights, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, occupational health and safety, workers’ compensation, pay equity, accessibility, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. There are no Actions against Seller pending, or to Seller’s Knowledge after additional inquiry of its legal counsel, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to employment standards, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, workplace harassment, workplace violence, retaliation, reasonable accommodation, accessibility, disability rights or benefits, immigration, wages, hours of work, overtime compensation, vacation pay, record keeping, human rights, employee classification, child labor, hiring, promotion and termination of employees, pay equity, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

4.21    Taxes

(a)     All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid. Seller has made full and adequate provision in its Books and Records for all Taxes which are not yet due and payable and which relate to any Pre-Closing Tax Period. Seller has not claimed or received any refund of Taxes to which it is not entitled.

(b)     Seller has withheld, charged and collected all amounts required by applicable Law on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed by applicable Law, including sales Taxes and including any Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.

(c)     There are no assessments, reassessments, claims, proceedings, audits, investigations or any other action outstanding or threatened against Seller in respect of Taxes and to the knowledge of Seller, there is no reason to expect any such assessment, reassessment, claim, proceeding, audit, investigation or any other action may be asserted against Seller for any Pre-Closing Tax Period. Seller has no knowledge of any contingent liabilities of Seller for Taxes or any grounds for assessment or reassessment of Taxes, including, without limitation, the treatment of income expenses, credits or other claims for deductions under any Tax Return.

(d)     For purposes of, and within the meaning of, section 167 of the Excise Tax Act (Canada), pursuant to this Agreement Seller is making a supply of a business that was carried on by Seller and Seller is transferring ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for Buyer to be capable of carrying on such business.

(e)     Seller is duly registered for GST and HST under Part IX of the Excise Tax Act (Canada) and its registration number is 87116 4133 RT0001. All input tax credits claimed by Seller for GST and HST purposes was calculated in accordance with applicable Laws. Seller has complied in all respects with all registration, reporting, payment, collection and remittance requirements in respect of HST, GST, provincial sales tax and all other sales taxes.

(f)     There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)     Seller is not a non-resident within the meaning of the Income Tax Act.

4.22    Affiliate Transactions. No Seller Party, nor any officer, director, manager, employee, shareholder, equityholder, partner, member or Affiliate of any Seller Party, or, to Seller’s Knowledge, any individual related by blood, marriage or adoption to any of the foregoing Persons or any Person in which any of the foregoing Persons owns any beneficial interest in, is a consultant, competitor, creditor, debtor, customer, distributor, service provider, supplier or vendor of, or is a party to any Contract with, Seller or has any interest in any of the assets used in, or necessary to, the Business. Section 4.22 of the Disclosure Schedules contains a description of all services provided to or on behalf of Seller by any Owner (other than in such Person’s ordinary course capacity as a director, officer or employee of Seller) or its Affiliates (other than Seller) and the payments and other costs, if any, associated therewith.

4.23    Anti-Corruption, Anti-Money Laundering, and Trade Compliance. None of Seller, the Owners, any of Seller’s directors, officers, employees, or, to their knowledge, Seller’s Representatives has with respect to the Business or any Purchased Asset (a) violated any Anti-Corruption Law or Seller policies and procedures pertaining to Anti-Corruption Laws; (b) directly or indirectly (through third parties) with a corrupt, improper, or illegal intent authorized, promised, offered, paid, or provided money or anything else of value to (i) a Government Official, (ii) a political party or candidate for political office, (iii) any person while “knowing” (as that term is defined and interpreted by the U.S. government for purposes of the FCPA) that all or a portion of that money or thing of value has or will be directly or indirectly promised, offered, paid, or provided to a Government Official, political party, or candidate for political office, or (iv) any other individual, entity, or organization, for purposes of obtaining, retaining, or directing licenses, permits, approvals, tax or duty assessments, land or other registrations, inspections, judgments, sales, business, or any other financial or other advantage; (c) otherwise directly or indirectly offered, promised, authorized, provided, or incurred any bribe, kickback, or other improper, corrupt, or unlawful payment, expense, rebate, discount, commission, influence or other contribution, gift, favor, entertainment, travel or other benefit, emolument, or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party, or candidate for political office, or any other individual, entity, or organization; (d) solicited, accepted, or received any Restricted Benefits from any person; (e) established or maintained a slush fund or any other off-the-books account or engaged in unrecorded transactions; (f) falsified any Seller financial or other document; (g) violated any applicable fraud, embezzlement, or anti-money laundering Law, including, but not limited to, the USA PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act; (h) engaged in business directly or indirectly in Iran, Cuba, North Korea, Sudan, Syria or any other country in violation of comprehensive or selective U.S. or Canadian sanctions or embargoes; (i) established or maintained any unlawful or unrecorded fund or corporate moneys or other assets; (j) made any false or fictitious entries on the books or records of Seller; (k) otherwise violated or has caused other parties to be in violation of any applicable Laws relating to the export, deemed export, or re-export of commodities, technologies, or services, including, but not limited to, U.S. Trade Laws and Canadian Trade Laws; (l) been the subject of any claim, allegation, voluntary or other disclosure, internal or external investigation, prosecution, settlement or other enforcement action or civil litigation related to any Anti-Corruption Law, U.S. Trade Law, Canadian Trade Law or other applicable Law. None of Seller, the Owners, or, to Seller’s Knowledge, any of Seller’s directors, officers, employees, or Representatives, or their immediate family members is a Government Official. Seller and the Owners will not share all or any portion of the Purchase Price or any other payment covered by this Agreement with any Government Official or other person in violation of any Anti-Corruption Law, U.S. Trade Law, Canadian Trade Law or any other applicable Law or otherwise cause Buyer to be in violation of such Laws. Seller and the Owners have in good faith provided to Buyer all due diligence information and materials requested by Buyer in relation to its FCPA and CFPOA review of the Business.

4.24     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

4.25     Electronic Data Room. Attached hereto as Section 4.25 of the Disclosure Schedules is a true and complete index of the contents of the in the virtual data room established by Seller (the “Electronic Data Room”). The Electronic Data Room contains no other documents or information except such documents and items of information as are listed on Section 4.25 of the Disclosure Schedules. Any document or other item of information in the Electronic Data Room which is not so listed on Section 4.25 of the Disclosure Schedules, and not otherwise disclosed pursuant to the Disclosure Schedules, shall not deemed to be disclosed, provided or made available to Buyer for purposes of this Agreement.

4.26     Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND GENASYS

Each of Buyer and Genasys jointly and severally represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

5.1      Organization . Buyer is an unlimited liability company duly organized, validly existing and in good standing under the Laws of British Columbia. Buyer has the corporate power to purchase the Purchased Assets to be acquired by it from Seller. Genasys is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Genasys directly or indirectly owns all of the issued and outstanding shares in the capital of Buyer.

5.2       Authority. Each of Buyer and Genasys has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which either Buyer and / or Genasys is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Genasys of this Agreement and any Ancillary Document to which either Buyer and / or Genasys is a party, the performance by Buyer and Genasys of their respective obligations hereunder and thereunder and the consummation by Buyer and / or Genasys of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Genasys, as applicable. This Agreement has been duly executed and delivered by Buyer and Genasys, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer and / or Genasys is or will be a party has been duly executed and delivered by Buyer and / or Genasys (assuming due authorization, execution and delivery by each other party thereto) as applicable, such Ancillary Document will constitute a legal and binding obligation of Buyer and / or Genasys, as applicable, enforceable against Buyer and / or Genasys in accordance with its terms.

5.3       No Conflicts; Consents. The execution, delivery and performance by Buyer and Genasys of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer and / or Genasys; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer and / or Genasys; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer and /or Genasys is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

5.4       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer and / or Genasys.

5.5     Legal Proceedings. There are no Actions pending or, to Buyer’s or Genasys’ knowledge, threatened against or by Buyer, Genasys or any Affiliate of Buyer or Genasys that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There are no outstanding Governmental Orders and no unsatisfied judgements, penalties or awards against, relating to or affecting Buyer or Genasys that would have a material adverse effect on the transactions contemplated by this Agreement.

5.6       Tax Registration. Buyer is duly registered for GST and HST under Part IX of the Excise Tax Act (Canada) and its registration number is 871164133RT0001.

5.7       Sufficiency and Availability of Funds. Buyer has available, or will have available on the Closing Date, sufficient immediately available funds to enable it to pay the Closing Cash Amount.

5.8       Issuance of Stock Purchase Price by Genasys. Genasys has all requisite corporate power and authority to issue the Common Stock representing the Stock Purchase Price that will be delivered to Seller pursuant to Section 2.5, and all necessary action for the issuance of such Common Stock has been, or will be, duly taken as of the Closing Date. The Common Stock delivered to Seller hereunder, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable securities laws. The offer, sale and issuance of the Common Stock as contemplated by this Agreement are exempt from the prospectus and registration requirements of applicable securities Laws and will not result in a violation of the qualification or registration requirements of applicable securities Laws.

5.9       Securities Filings. Genasys has filed all material forms, reports, schedules, statements and other documents required to be filed by Genasys with applicable securities authorities (the “Genasys Filings”). The documents comprising the Genasys Filings did not at the time filed with securities authorities contain any misrepresentation of any material fact and complied in all material respects with the requirements of applicable Laws. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the securities authorities with respect to any Genasys Filings. To the knowledge of Genasys, none of the Genasys Filings is the subject of an ongoing review by the securities authorities, outstanding comment by the securities authorities or outstanding investigation by the securities authorities.

5.10     Absence of Certain Changes or Events. Since June 30, 2020, other than the transactions contemplated in this Agreement and as disclosed in the Genasys Filings, there has not been a material adverse effect on Genasys and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or could reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Genasys.

ARTICLE VI

COVENANTS

6.1      Conduct of Business Prior to the Closing. From the date hereof until the Closing or earlier termination of this Agreement in accordance with ARTICLE IX, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)     preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)     pay the debts, Taxes and other obligations of the Business when due;

(c)     continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(d)     maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)     continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)     defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)     perform all of its obligations under all Assigned Contracts;

(h)     maintain the Books and Records in accordance with past practice;

(i)     comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)     not take or permit any action that would cause any of the changes, events or conditions described in Section 4.6 to occur.

Notwithstanding the foregoing, Seller shall be entitled to complete the Pre-Closing Reorganization and the transactions contemplated thereby prior to the Closing.

6.2       Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; in each case, during regular business hours of Seller. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.3       No Solicitation of Other Bids.

(a)     From the date hereof until the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)     In addition to the other obligations under this Section 6.3, from the date hereof until the Closing Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)     Seller agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.4       Notice of Certain Events.

(a)     From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)     any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)     any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)     Buyer’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.2 and Section 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

6.5      Employees and Employee Benefits.

(a)     On or before the Closing Date, Seller shall take all means necessary in accordance with applicable Law to cause the employment relationship with all employees of the Business who are actively at work on or prior to the Closing Date to be ended as of Closing. To the extent that any termination and / or severance entitlements are owing pursuant to applicable Law as of the Closing as a result of the foregoing, Seller hereby agrees to provide such employees with all such required termination and / or severance entitlements. Effective upon the Closing Date and subject to the consummation of the Closing, Buyer shall offer employment to those employees listed on Exhibit H and may, at Buyer’s sole discretion, offer employment to any other employee of Seller. Such offers of employment to such personnel will be contingent upon their agreement to Employment Agreements, offer letters, confidentiality and proprietary rights assignments and restrictive covenants, including with respect to non-solicitation, non-hire and confidentiality, that are consistent with such covenants as are generally applicable to Buyer’s similarly situated personnel. The personnel who accept such offer, execute all required documents and begin employment with Buyer or one of its Affiliates are referred to hereunder as “Transferred Employees.” Each Transferred Employee shall enter into an Employment Agreement or Offer Letter that is acceptable to Buyer.

(b)     Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business that is required by applicable Law, including, without limitation, hourly pay, wages, commission, bonus, salary, accrued vacation, overtime, fringe, pension or profit sharing benefits, pay in lieu of notice and/or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)     Buyer shall be solely responsible, and Sellers shall have no obligations whatsoever for: (i) any accrued vacation set forth in the current employment offers for any Transferred Employees with respect to any period of service with Seller at any time on or prior to the Closing Date for the current calendar year; and (ii) any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, wages, commission, bonus, salary, accrued vacation, overtime, fringe, pension or profit sharing benefits, pay in lieu of notice and/or severance pay for any period relating to the service with Buyer at any time after the Closing Date; and Buyer shall pay all such amounts to all entitled persons.

(d)     Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all occupational health and safety and/or worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(e)     Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and Liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to any defined contribution retirement plan maintained by Buyer, with respect to those employees of the Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement. Upon the transfer of assets and Liabilities into Buyer’s plan, all transferred account balances from Seller’s plan shall become fully vested.

(f)     To the extent eligible under applicable Law and benefits plans, each Transferred Employee shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date, which shall be inclusive of vacation entitlements; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

6.6     Independent Contractors. Effective upon the Closing Date and subject to the consummation of the Closing, Buyer shall engage the contractors listed on Exhibit I as independent contractors, on terms acceptable to Buyer, but for no less than three month periods. Buyer may, at Buyer’s sole discretion, offer consulting engagements to any other independent contractors of Seller.

6.7       Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything else to the contrary in this Agreement, Genasys, Buyer and Seller further acknowledge and agree that the terms of the Mutual Non-Disclosure Agreement dated January 16, 2020 by and between Seller and Genasys shall continue to apply from and after the date hereof until the Closing, and Buyer hereby expressly acknowledges receipt of, and agrees to be bound by the terms of, such Mutual Non-Disclosure Agreement.

6.8       Restricted Activities. Each Seller Party agrees that the following restrictions on his, her or its activities following the Closing are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of Seller, Buyer and their respective Affiliates, in each case, as they exist on the date hereof (each a “Covered Entity”). The obligations imposed on the Seller Parties pursuant to this Section 6.8 are collectively referred to as the “Restrictive Covenants”.

(a)     Until the later of (i) the fifth anniversary of the Closing and (ii) the first anniversary of the termination of employment of any Owner with Buyer or its Affiliates (the “Restricted Period”), each Seller Party shall not, and shall cause his, her or its respective Affiliates not to, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in or compete with, or undertake any planning to engage in or compete with, the Business, in Canada or any other region of the world in which Seller conducts the Business at the time of the Closing (the “Territory”); provided, however, that nothing contained herein shall prohibit any Seller Party from (x) owning or disposing of the Common Stock (or any securities exchanged for such shares at any time) or (y) owning directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party is not a controlling person of, or a member of a group which controls, such Person, and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such other Person.

(b)     During the Restricted Period, each Seller Party shall not, and shall cause his, her or its respective Affiliates not to, directly or indirectly, (i) solicit or encourage any customer, vendor, supplier or other business partner of a Covered Entity to terminate or diminish his, her or its relationship with a Covered Entity or (ii) seek to persuade any such customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier, or other business partner of a Covered Entity to conduct with anyone else any business or activity which such business partner or prospective business partner conducts with a Covered Entity, in each case, as such customer, vendor, supplier or other business partner exists on the date hereof.

(c)     During the Restricted Period, each Seller Party shall not, and shall cause his, her or its respective Affiliates not to, directly or indirectly, (i) hire or engage, or solicit for hiring or engagement, any employee of a Covered Entity or seek to persuade any such employee to discontinue employment or (ii) solicit or encourage any independent contractor providing services to a Covered Entity to terminate or diminish his, her or its relationship with any of them; provided, that, nothing in this Section 6.8(c) shall prevent any Seller Party or their respective Affiliates from (x) soliciting or hiring any employee (A) whose employment has been terminated by Buyer without cause; (B) who is not offered employment with Buyer following the Closing; or (C) who is no longer employed in the business at the time of Closing and has not been employed in the business for six (6) months; or (y) general solicitation for employment through general advertisement not directed at Buyer so long as such Seller Party does not hire any employee of a Covered Entity that responds to such general solicitation; and such Seller Party acknowledges that no employee of a Covered Entity may otherwise provide services to such Seller Party or its Affiliates following the Closing without the prior written consent of the Covered Entity.

(d)     Each Seller Party acknowledges that the success of the Business after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller or such Seller Party involving or relating to the Business, that the preservation of the confidentiality of such information by such Seller Party is an essential premise of the bargain between Seller, such Seller Party and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.8(d). Accordingly, each Seller Party agrees with Buyer that such Seller Party shall not, and that such Seller Party shall cause its Representatives and Affiliates not to, from and after the date hereof, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business; provided, however, that the information subject to the foregoing provisions of this sentence shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 6.8(d) shall not prohibit any retention of copies of records or disclosure (i) required by any applicable Law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest such disclosure or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Section 6.8(d), each Seller Party and his, her or its Representatives shall be permitted to disclose any confidential information to the extent such disclosure is required by applicable Law or other request by a Governmental Authority (including with respect to any audit or examination conducted by any Governmental Authority exercising examination or regulatory authority); provided, that the disclosing Seller Party shall, except as may be prohibited by applicable Law, (x) provide Buyer with reasonably prompt written notice of such requirement to enable Buyer to seek an appropriate protective order or other remedy with respect thereto, (y) consult and cooperate with Buyer with respect to taking reasonable steps requested in writing by Buyer to resist or narrow the scope of such request or requirement and (z) use commercially reasonable efforts to ensure that all confidential information that is so disclosed will be afforded confidential treatment, in each case of clauses (x) – (z) of this Section 6.8(d).

(e)     Each party hereto agrees with that he, she or it shall not at any time, unless compelled by Law, disparage or defame Buyer or Seller or any of their respective Affiliates, the members of their respective governing boards, managers, or their respective officers, employees or agents. No party hereto shall otherwise do or say anything that could disrupt the good morale of the employees of Buyer, Seller or any of their respective Affiliates or harm the business interests, reputation or goodwill of Buyer, Seller or any of their respective Affiliates.

(f)     In signing this Agreement, each Seller Party gives Buyer assurance that he, she or it has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on such Seller Party under this Section 6.8. Such Seller Party agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Covered Entities, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Such Seller Party further agrees that, were he, she or it to breach any of the covenants contained in this Section 6.8, the damage to the applicable Covered Entity would be irreparable, and therefore agrees that the applicable Covered Entity, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by such Seller Party of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. Such Seller Party further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by such Seller Party of any of the covenants contained in this Section 6.8. Such Seller Party and the Covered Entities further agree that, in the event that any provision of this Section 6.8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law. It is also agreed that each Covered Entity is a third-party beneficiary of this Section 6.8 shall have the right to enforce all of such Seller Party’s obligations to that Covered Entity under this Agreement, including without limitation pursuant to this Section 6.8. No claimed breach of this Agreement or other violation of Law attributed to Buyer or any of his, her or its Affiliates shall operate to excuse such Seller Party from the performance of its obligations under this Section 6.8.

6.9      Governmental Approvals and Consents.

(a)     Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.3 of the Disclosure Schedules.

(c)     Without limiting the generality of the obligations set forth in subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)     avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)     in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)     Notwithstanding the foregoing, nothing in this Section 6.9 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.10    Books and Records. In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller, and upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing, and upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records. Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any Law.

6.11     Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

6.12     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.13     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.14    Taxes.

(a)     Buyer and Seller acknowledge that the Purchase Price does not include any HST/GST or any Tax imposed under any provision of any applicable provincial legislation imposing a similar sales, value-added or multi-staged Tax.

(b)     Buyer and Seller acknowledge and agree that Buyer is acquiring ownership, possession and use of substantially all of assets reasonably necessary for Buyer to carry on the Business.

(c)     Buyer and Seller shall elect jointly under s. 167(1) of the Excise Tax Act (Canada), in the form prescribed for the purpose of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder, and Buyer shall file such election not later than the deadline for filing its HST/GST return for its reporting period that includes the Closing Date.

(d)     In the event that any HST/GST or any tax imposed under any provision of any applicable provincial legislation imposing a similar sales, value-added or multi-staged Tax is payable in respect of the purchase and sale of the Purchased Assets, Buyer shall be solely responsible for payment of such Taxes, and shall remit on a timely basis such payment to the Canada Revenue Agency (and to any applicable provincial taxation authority) and provide to Seller evidence in writing of such remittance, and shall be liable for and shall pay for any applicable interest or penalties payable as a result of any late payment of such Taxes.

(e)     Seller and Buyer shall execute and file their respective Tax Returns in a manner consistent with the aforesaid allocations and elections. If either Seller or Buyer fails to file its Tax Returns as aforesaid, such party shall indemnify and save harmless the other party in respect of any additional tax, legal and/or accounting costs paid or incurred by the other party as a result of the failure to file as aforesaid.

(f)     To the extent allowable by applicable Law, all personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

6.15     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

6.16     Change of Corporate Name Use of Name. Within 30 days following the Closing, Seller take all action that is necessary to amend its articles of incorporation (or equivalent organizational document) to change its corporate name to one that does not include the words “Amika,” “Amika Mobile” or any other name that is the same as or similar to such words or any other trademarks or service marks now used by Seller and shall discontinue use of the name “Amika” and “Amika Mobile” and any similar names. At the request of Buyer, Seller shall take reasonable action requested by Buyer to enable Buyer to use, reserve or register any such name for the exclusive use of Buyer; provided, that Seller will not be required to pay any fees, commence any litigation or make any other concessions to any person in connection with providing such assistance.

6.17     Reservation of Common Stock. Genasys shall reserve and maintain such reservation within its authorized but unissued shares of Common Stock such number of shares of Common Stock as is necessary for Buyer to comply with its obligations under Section 2.5.

ARTICLE VII

CONDITIONS TO CLOSING

7.1       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)     All consents, authorizations, orders and approvals from the Governmental Authorities, in form and substance reasonably satisfactory to Buyer and Seller, shall have been received and no such consent, authorization, order and approval shall have been revoked.

7.2       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Seller contained in Section 4.1, Section 4.2, Section 4.4 and Section 4.24, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents to which it is a party and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.1, Section 4.2, Section 4.4 and Section 4.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     No Action shall have been commenced against Buyer, Genasys or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     All approvals, consents and waivers that are listed on Section 4.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)     From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)     Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.2(a).

(g)     Buyer shall have received reasonably sufficient evidence of the assignment by the Owners to Seller of all of the Owners right, title and interest to the Patents listed on Section 4.11(c) of the Disclosure Schedules.

(h)     Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(i)     All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j)     Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Seller Closing Certificate”).

(k)     Buyer shall have received a certificate of the Secretary of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l)     Buyer shall have received a certificate of the Secretary of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(m)     Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(n)     Buyer shall have determined in its reasonable discretion that the Pre-Closing Reorganization shall not have adverse consequences on the Buyer, including adverse Tax consequences.

(o)     Investment Canada Act Clearance shall have been obtained.

7.3       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Buyer contained in Section 5.1, Section 5.2 and Section 5.4, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1, Section 5.2 and Section 5.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)     Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.2(b).

(e)     Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”).

(f)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, the reservation for issuance of the Common Stock to the Seller in respect of the Stock Purchase Price and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(h)     Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that the representations and warranties in Section 4.1, Section 4.2, Section 4.8, Section 4.9, Section 4.24, Section 5.1, Section 5.2, Section 5.4, Section 5.7 and Section 5.8 shall survive indefinitely and Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2       Indemnification By Seller Parties. Subject to the other terms and conditions of this ARTICLE VIII, each of the Seller Parties, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents to which it is a party or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents to which it is a party or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)     any Excluded Asset or any Excluded Liability; or

(d)     any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates, other than in respect of the Purchased Assets or Assumed Liabilities, conducted, existing or arising on or prior to the Closing Date.

8.3       Indemnification By Buyer and Genasys. Subject to the other terms and conditions of this ARTICLE VIII, Buyer and Genasys, jointly and severally, shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents to which it is a party or any certificate or instrument delivered by or on behalf of Buyer or Genasys pursuant to this Agreement;

(c)     any Purchased Asset or Assumed Liability;

(d)     the issuance of the Stock Purchase Price by Genasys; and

(e)     any Losses arising from a Third Party Claim on or after the date hereof that the Intellectual Property Assets infringe on any Patent owned or that can otherwise be asserted by any non-practicing entity, where a “non-practicing entity” means an entity that does not make or sell any product or service (other than services related to the assertion, licensing or other similar exploitation of Intellectual Property) and derives substantially all of its revenue from asserting Intellectual Property against or licensing (including providing covenants not to sue) or selling Intellectual Property to third parties and collecting license fees, royalties or other consideration from third parties, with or without engaging in litigation with such third parties (a “Non-Practicing Entity Claim”).

8.4       Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)     Other than in respect of Intellectual Property Losses as set out in Section 8.4(c) below, the Seller Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $42,000 (the “Basket”), in which event the Seller Parties shall be required to pay or be liable for all such Losses from the first Dollar. The aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 8.2(a) shall not exceed $4,400,000 (the “Cap”).

(b)     Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first Dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.

(c)     The Seller Parties shall only be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) and / or Section 8.2(c) in respect of Losses arising from the Intellectual Property Assets and Intellectual Property Agreements included in the Purchased Assets (the “Intellectual Property Losses”) from the Closing Date until the third anniversary of the Closing Date in an amount that shall not exceed the aggregate of: (i) the Holdback Amount, to the extent such amount has not been released to Seller or otherwise used to satisfy any Loss and (ii) the value of the Genasys Common Stock as follows (A) for the period that is from the Closing Date until the first anniversary of the Closing Date, up to the full value of the Genasys Common Stock as of such date; (B) for the period that is from the first anniversary of the Closing Date to the second anniversary of the Closing Date, up to two-thirds of the full value of the Genasys Common Stock as of such date; (C) for the period that is from the second anniversary of the Closing Date to the third anniversary of the Closing Date, up to one-third of the full value of the Genasys Common Stock as of such date; and (D) for the period that is from the third anniversary of the Closing Date and onwards, none of the value of the Genasys Common Stock as of such date; and in each case, as not otherwise already used to satisfy any Loss (the “Intellectual Property Cap”). For greater certainty, from the third anniversary of the Closing Date and onwards, the Seller Parties shall not be liable to the Buyer Indemnitees pursuant to Section 8.2(a) and / or Section 8.2(c) in respect of any Intellectual Property Losses and the Intellectual Property Cap shall be deemed to be zero dollars for such period. In addition, at no time shall the Seller Parties be liable for any Intellectual Property Losses in respect of a Non-Practicing Entity Claim.

(d)     Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.2, Section 4.8, Section 4.9, Section 4.19, Section 4.21, Section 4.24, Section 5.1, Section 5.2 and Section 5.4.

(e)     For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)     Any insurance proceeds actually received by an Indemnified Party under any insurance policy in connection with a claim, net of any deductibles, premiums increases and any other costs or expenses incurred in connection with securing or obtaining such insurance proceeds, shall be taken into account in calculating the amount of any Losses associated with such claim.

(g)     No Indemnified Party shall be entitled to claim as a Loss any special, consequential or punitive damages (including damages for loss of profits) except to the extent such damages are awarded to a third party in connection with a Third Party Claim.

(h)     An Indemnified Party shall not be entitled to double recovery for any Loss even though such Loss may have resulted from the breach of one or more representations, warranties or covenants in this Agreement, and no claim can be made by any such Indemnified Party in respect of any matter for which an adjustment to the Purchase Price has been made pursuant hereto.

(i)     No claim for indemnity pursuant to this Agreement may be made after the survival date for the applicable representation, warranty or covenant as set out in Section 8.1.

(j)     Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, agreement or covenant of the Indemnifying Party under this Agreement or any Ancillary Document.

8.5       Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or the amount of the Loss or the costs to be incurred by the Indemnifying Party in defending such Third Party Claim is increased by such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (v) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (w) arises in connection with any criminal or quasi-criminal proceeding, indictment or allegation, or seeks an injunction or other equitable relief against the Indemnified Party, (x) arises in connection with any criminal or quasi-criminal proceeding, indictment or allegation, or seeks non-monetary relief, (y) the Indemnifying Party has not acknowledged in writing (within a reasonable period of time following notice of such Third Party Claim) to the Indemnified Party that it is solely liable pursuant to this ARTICLE VIII with respect to such Third Party Claim for the entire amount of Losses incurred by the Indemnified Parties in connection with such Third Party Claim, or (z) if such Third Party Claim involves a legal claim for which an adverse determination would have a material adverse effect on the reputation or future business prospects any of Buyer and/or its Affiliates. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.7) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or the amount of the Loss or the costs to be incurred by the Indemnifying Party in connection with such Direct Claim is increased by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party to enforce the terms of this ARTICLE VIII on the terms and subject to the provisions of this Agreement.

8.6      Payments; Holdback Amount.

(a)     Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)     Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied, as follows: (i) first, through release of funds from the Holdback Amount, (ii) second, after the Holdback Amount has been exhausted by the delivery of the number of shares of Common Stock to Buyer equal to any portion of the Loss, divided by the greater of (A) the price per share of Common Stock of Genasys as of the close of trading on the Business Day immediately preceding the date of delivery of such Common Stock to Buyer; or (B) the price per share of Common Stock used to calculate the Stock Purchase Price, and (iii) third, in cash from the Seller Parties.

(c)     On the thirty-six (36) month anniversary of the Closing, Buyer shall pay the Holdback Amount, as reduced prior to such date, to Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.

8.7       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.8       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

8.9      Exclusive Remedies. Subject to Section 2.6, Section 6.8 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

9.1      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Seller and Buyer;

(b)     by Buyer by written notice to Seller if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)     any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)     by Seller by written notice to Buyer if:

(i)     Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)     any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)     by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a)     as set forth in this ARTICLE IX and Section 6.7 and ARTICLE X hereof; and

(b)     that nothing herein shall relieve any party hereto from Liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

10.1     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.2     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.3     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fourth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to Buyer: Genasys Inc. 16262 West Bernardo Drive San Diego, California 92127 E-mail: rdanforth@genasys.com Attention: Richard S. Danforth	with a copy to: Durham, Jones & Pinegar, P.C. 192 E 200 N, Third Floor St. George, Utah 84770 E-mail: jlittle@djplaw.com Attention: Joshua Little

If to Seller: Amika Mobile Corporation 22 Balding Crescent Ottawa, ON K2K 2L4 E-mail: ken@grigg.ca Attention: Suhayya Abu-Hakima	with a copy to: LaBarge Weinstein LLP 515 Legget Drive, Suite 800 Ottawa, ON K2K 3G4 E-mail : dw@lwlaw.com Attention: Debbie Weinstein

If to the Owners: to the respective street and email addresses set forth beneath the names of the Owners on the signature pages of this Agreement.

10.4     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.8, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.7    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries provided, that, Genasys shall continue to guarantee the obligations of such subsidiary under this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.8     No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10   Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal Laws of the Province of Ontario, and the federal Laws of Canada applicable therein without giving effect to any choice or conflict of Law provision or rule (whether of the Province of Ontario or any other jurisdiction).

10.11     Arbitration. Unless otherwise specifically provided for in this Agreement, in the event of any dispute, claim, question or difference arising out of or relating to this Agreement, the parties to this Agreement shall use commercially reasonable efforts to settle such disputes, claims, questions or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interest, to reach a just and equitable resolution satisfactory to both. If they do not reach such resolution the disputes, claims, questions or differences shall be finally settled by arbitration. Arbitration shall be final, binding and finally resolved, pursuant to the National Arbitration Rules of the ADR Institute of Canada, Inc. pursuant to The Arbitration Act (1991) S.O. 1991 Chapter 17 as follows: (a) judgment on upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof; (b) the place of the arbitration shall be in Ottawa, Ontario; (c) the language of the arbitration shall be English; (d) the arbitration tribunal shall consist of three (3) arbitrators with one (1) arbitrator nominated by Buyer and Genasys, one (1) arbitrator nominated by Seller, and one (1) arbitrator, who shall be chairman of the arbitration tribunal, appointed by the two other arbitrators; (e) the arbitration tribunal shall be instructed that time is of the essence in proceeding with his determination any dispute, claim, questions or difference; and (f) the arbitration award shall be given in writing and shall be final, binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto. Notwithstanding the foregoing, any Party may, in its sole discretion, apply at any time to a court of competent jurisdiction for: (x) any emergency or interim remedy to enforce the terms of this Agreement or any other Ancillary Documents or to prevent any breach of this Agreement or any Ancillary Documents, including specific performance and injunctive relief on an interim or interlocutory basis, restraining orders, receiving orders and orders regarding the detention, preservation and inspection of property; or (y) the enforcement of an award made by the arbitration tribunal.

10.12   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

10.13   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENASYS INC.

By:	/s/ Richard Danforth
Name: Richard Danforth
Title: Chief Executive Officer

GENASYS COMMUNICATIONS CANADA ULC

By:	/s/ Richard Danforth
Name: Richard Danforth
Title: Chief Executive Officer

AMIKA MOBILE CORPORATION

By:	/s/ Suhayya Abu-Hakima
Name: Suhayya Abu-Hakima
Title: CEO

Signature Page to Asset Purchase Agreement

OWNERS:

/s/ Suhayya Abu-Hakima
SUHAYYA ABU-HAKIMA

/s/ Ken Grigg
KEN GRIGG

12232618 CANADA LTD.

By:	/s/ Suhayya Abu-Hakima
Name: Suhayya Abu-Hakima
Title: CEO

Address for Notices pursuant to Section 10.3:

22 Balding Crescent
Ottawa ON K2K 2L4
Canada

E-mail: ken@grigg.ca
Attention: Suhayya Abu-Hakima

Signature Page to Asset Purchase Agreement